                                                                     EXHIBIT 4.2


                                                                  EXECUTION COPY


                          REGISTRATION RIGHTS AGREEMENT

                  This Registration Rights Agreement ("AGREEMENT") is entered into as of July 17, 2000, between PLATO LEARNING, INC., a Delaware corporation (the "COMPANY"), ELLIOTT ASSOCIATES, L.P., a Delaware limited partnership ("ELLIOTT"), and WESTGATE INTERNATIONAL, L.P., a Cayman Islands limited partnership ("WESTGATE"). Each of Elliott and Westgate are referred to hereinafter individually as an "INVESTOR" and collectively as the "INVESTORS".

                              W I T N E S S E T H:

                  WHEREAS, pursuant to that certain Common Stock Investment Agreement, dated the date hereof, among the Company and the Investors (the "INVESTMENT AGREEMENT"), the Company has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from the Company, inter alia, an aggregate of 356,125 shares (the "INITIAL SHARES") of the Company's common stock, $.01 par value ("COMMON STOCK"), and certain warrants, all as more fully specified and subject to the terms and conditions set forth in the Investment Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Investment Agreement and this Agreement, the Company and the Investors agree as follows:

                  1. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Investment Agreement and the Common Stock Adjustment Warrant (the "Adjustment Warrant"). As used in this Agreement, the following terms shall have the following respective meanings:

                  "ACCELERATION NUMBER" shall mean the number of Initial Shares an Investor elects to make subject to the Mandated Acceleration Shares calculation, but shall never exceed the aggregate number of Initial Shares received by such Investor, less the number of Initial Shares in respect of which an Adjustment Period has been completed (if and only if the Adjustment Shares issuable with respect thereto, if any, have been delivered to the Investors).

                  "ACCELERATION PRICE" shall mean, with respect to a particular Interfering Event, 70% of the lowest CBP from the start of that Interfering Event through and including the Trading Day which is two Trading Days before the delivery to the Investor of the applicable Mandated Acceleration Shares.

                  "CLOSING" and "CLOSING DATE" shall have the meanings ascribed to such terms in the Investment Agreement.
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                  "COMMISSION" or "SEC" shall mean the Securities and Exchange
Commission or any other federal agency at the time administering the Securities Act.

                  "HOLDER" and "HOLDERS" shall include the Investors and any transferee or transferees of the Purchased Shares or Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement and the Investment Agreement.

                  "MANDATED ACCELERATION SHARES" means, with respect to a particular Interfering Event, the number of shares of Common Stock resulting from the following calculation:

# of Mandated Acceleration Shares = Acceleration Number x (Adjusted Share Price - Acceleration Price)
                                                           ------------------------------------------
                                                                        Acceleration Price

                  The terms "REGISTER," "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

                  "PURCHASED SHARES" means the Initial Shares, Warrant Shares and the Adjustment Shares issued or issuable.

                  "REGISTRABLE SECURITIES" shall mean: (i) the Initial Shares;
(ii) the Warrant Shares; (iii) the Adjustment Shares; (iv) the Mandated Acceleration Shares, (v) the Delay Shares, (vi) securities issued or issuable upon any stock split, stock dividend, recapitalization or similar event with respect to the foregoing; and (vii) any other security issued as a dividend or other distribution with respect to, in exchange for or in replacement of the securities referred to in the preceding clauses; provided such securities will cease to be Registrable Securities for purposes of this Agreement if and to the extent they become freely saleable by the Holders pursuant to Rule 144, assuming a cashless exercise of a Warrant by the Holder thereof.

                  "REGISTRATION EXPENSES" shall mean all expenses to be incurred by the Company in connection with each Holder's registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by a majority in interest of the Holders) for a "due diligence" examination of the Company and review of the Registration Statement and related documents, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

                  "REGISTRATION STATEMENT" shall have the meaning set forth in
Section 2(a)(i) herein.

                  "REGULATION D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

                  "SECURITIES ACT" or "ACT" shall mean the Securities Act of 1933, as amended.

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                  "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

                  2. Registration Requirements. The Company shall use its best efforts to effect the registration of the Registrable Securities (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by any Holder. Such best efforts by the Company shall include, without limitation, the following:

                  (a) The Company shall, as expeditiously as possible after the Closing Date:

         (i) But in any event within forty-five (45) calendar days after the Closing, prepare and file a registration statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act) covering resales by the Holders of the Registrable Securities ("REGISTRATION STATEMENT"). Thereafter the Company shall use its best efforts to cause such Registration Statement and other filings to be declared effective as soon as possible, and in any event prior to ninety (90) days following the Closing Date; provided that if the SEC reviews and gives comments on the Registration Statement requiring changes and amendments thereto before it will declare the Registration Statement effective, then the Company shall use its best efforts to have the Registration Statement and other filings declared effective no later than 120 days following the Closing Date. Without limiting the foregoing, the Company will promptly respond to all SEC comments, inquiries and requests, and shall request acceleration of effectiveness at the earliest possible date.

         (ii) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement and promptly notify the Holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

         (iii) Furnish to each Holder such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

         (iv) Register and qualify the securities covered by such Registration Statement under the securities or "Blue Sky" laws of all domestic jurisdictions.

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

         (v) Notify each Holder immediately of the happening of any event (but not the substance or details of any such events unless specifically requested by a Holder) as a result of which the prospectus (including any supplements thereto or thereof) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

         (vi) Notify each Holder immediately of the issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the Registration Statement or the threat or initiation of any proceedings for that purpose. The Company shall use its best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

         (vii) Permit counsel to the Holders to review and comment upon the Registration Statement and all amendments and supplements thereto within a reasonable period of time (but not less than five (5) full trading days) prior to each filing, and shall not file any document in a form to which such counsel reasonably objects and will not request acceleration of the Registration Statement without prior notice to such counsel.

         (viii) List the Registrable Securities covered by such Registration Statement with all securities exchange(s) and/or markets on which the Common Stock is then listed and prepare and file any required filings with the Nasdaq National Market System or any exchange or market where the Common Stock is traded.

         (ix) Take all steps necessary to enable Holders to avail themselves of the prospectus delivery mechanism set forth in Rule 153 (or successor thereto) under the Act.

                  (b) Set forth below in this Section 2(b) are (I) events that may arise that the parties consider will interfere with the full enjoyment by the Investors of their rights under this Agreement and the Investment Agreement (the "INTERFERING EVENTS"), and (II) certain remedies applicable in each of these events.

                  Paragraphs (i) through (iv) of this Section 2(b) describe the Interfering Events, provide a non-exclusive remedy to the Investors if an Interfering Event occurs and provide that the Investors may require that the Company issue additional shares of Common Stock.

                  Paragraph (v) provides, inter alia, that if default adjustments required as the remedy in the case of certain of the Interfering Events are not provided when due, the Company may be required by the Investors issue additional shares of Common Stock.

                  Paragraph (vi) provides, inter alia, that the Investors have the right to specific performance.

                  The preceding paragraphs in this Section 2(b) are meant to serve only as an introduction to this Section 2(b), are for convenience only, and are not to be considered in applying, construing or interpreting this
Section 2(b).

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         (i) Delay in Effectiveness of Registration Statement.

                  (A) In the event that such Registration Statement has not been declared effective within the periods specified in Section 2(a)(i), then the Company shall pay each Holder a Monthly Delay Payment (as defined below) for each 30 day period (or portion thereof) that effectiveness of the Registration Statement is delayed. In addition to the foregoing, if for any reason the Registration Statement has not been declared effective within 180 days after the Closing Date, then each Holder shall have the right but not the obligation to receive from the Company (for no additional consideration), and the Company shall have the obligation to deliver to such Holder upon Holder's demand, at any time after the 180th day after the Closing Date, the Mandated Acceleration Shares.

                  (B) As used in this Agreement, a "MONTHLY DELAY PAYMENT" shall be a payment in immediately available funds equal to .5% of the Share Purchase Price of the Purchased Shares held by a Holder for the initial 30 day period (or portion thereof) that the specified condition in this
         Section 2(b) has not been fulfilled or the specified deficiency has not been remedied, and an additional .5% of the Share Purchase Price of the Purchased Shares held by a Holder for each subsequent such 30 day period (or portion thereof), up to a maximum of 2% per 30 day period (or portion thereof). If the aggregate amount of Monthly Delay Payments payable in cash by the Company pursuant to any section of this Agreement is capped (which cap shall never be less than $250,000 in the aggregate) by the Company's secured credit arrangements existing as of the date hereof, then all Monthly Delay Payments in excess of such cap limit shall be paid to the Holders in shares of Common Stock. The number of shares of Common Stock so payable by the Company to the Holder (the "DELAY SHARES") shall be calculated by dividing the portion of the Monthly Delay Payment not payable in cash by a number equal to 70% of the lowest CBP during the period from and including the commencement of the relevant Interfering Event until the end of that Interfering Event. Payment of the Monthly Delay Payments and delivery of the Mandated Acceleration Shares and the Delay Shares shall be due and payable from the Company to such Holder within five (5) business days of demand therefor. Without limiting the foregoing, if delivery of the Mandated Acceleration Shares and the Delay Shares is not made within such 5 business day period, the Holder may revoke and withdraw in whole or in part its election to cause the Company to deliver such Mandated Acceleration Shares and Delay Shares at any time prior to its receipt of those Mandated Acceleration Shares and Delay Shares, without prejudice to its ability to elect to receive those or other Mandated Acceleration Shares and Delay Shares in the future.

         (ii) No Listing; Mandated Acceleration Shares for Delisting of Class of Shares.

                  (A) In the event that the Company fails, refuses or for any other reason is unable to cause the Registrable Securities covered by the Registration Statement to be listed with Nasdaq National Market System or another Approved Market at all times during the period ("LISTING PERIOD") from the 90th day



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

         following the Closing Date until the third (3rd) anniversary of the Closing Date, then the Company shall provide to each Holder a Monthly Delay Payment (or Delay Shares, if applicable) in respect of each Purchased Share or Warrant not so repurchased, for each 30-day period or portion thereof during which such listing is not in effect. The provisions of Section 2(b)(i)(B) shall apply to this Section 2(b)(ii)(A).

                  (B) In the event that shares of Common Stock of the Company are not listed on any of the Approved Markets at all times following the Closing Date, or are otherwise suspended from trading and remain unlisted or suspended for three (3) consecutive days, or if the Registrable Securities are not listed for three (3) consecutive days following the Closing, then at the option of each Holder and to the extent such Holder so elects, each Holder shall have the right but not the obligation to receive (for no additional consideration) from the Company and the Company shall have the obligation to deliver to such Holder upon Holder's demand the applicable number of Mandated Acceleration Shares on the terms set forth in Section 2(b)(i)(B) above.

         (iii) Blackout Periods. In the event any Holder's ability to sell Registrable Securities under the Registration Statement is suspended for more than (i) five (5) consecutive days or (ii) an aggregate of ten
         (10) days in any calendar year ("SUSPENSION GRACE PERIOD"), including without limitation by reason of any suspension or stop order with respect to the Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (a "BLACKOUT"), then the Company shall provide to each Holder a Monthly Delay Payment (or Delay Shares, if applicable) for each 30 day period or portion thereof from and after the expiration of the Suspension Grace Period, on the terms set forth in Section 2(b)(i)(B) above. In addition, if at any time following the expiration of the Suspension Grace Period the Blackout continues for more than five (5) additional consecutive days, a Holder shall have the right but not the obligation to receive (for no additional consideration) from the Company, and the Company shall have the obligation to deliver to the Holder upon Holder's demand, the Mandated Acceleration Shares, on the terms set forth in Section 2(b)(i)(B) above.

         (iv) Exercise Deficiency. In the event that the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to any Holder upon receipt of a notice of exercise of a Warrant from an Investor, or is otherwise unable or unwilling for any reason to issue Common Stock as required by the Warrants or the Investment Agreement (each, an "EXERCISE DEFICIENCY"), then:

                  (A) The Company shall provide to each Holder a Monthly Delay Payment (or Delay Shares, if applicable) for each 30 day period or portion thereof following the Exercise Deficiency, on the terms set forth in Section 2(b)(i)(B) above.

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

                  (B) At any time five (5) days after the commencement of the running of the first 30-day period described above in clause (A) of this paragraph (iv), at the request of any Holder, the Company promptly shall deliver (for no additional consideration) to such Holder upon Holder's demand the Mandated Acceleration Shares on the terms set forth in Section 2(b)(i)(B) above.

         (v) Mandated Acceleration Shares for Defaults.

                  (A) The Company acknowledges that any failure, refusal or inability by the Company to perform the obligations described in the foregoing paragraphs (i) through (iv) will cause the Holders to suffer significant damages in an amount that will be difficult to ascertain, including without limitation damages resulting from the loss of liquidity in the Registrable Securities and the additional investment risk in holding the Registrable Securities. Accordingly, the parties agree, after consulting with counsel, that it is appropriate to include in this Agreement the foregoing provisions for Monthly Delay Payments, Delay Shares and Mandated Acceleration Shares in order to compensate the Holders for such damages. The parties acknowledge and agree that the Monthly Delay Payments, Delay Shares and Mandated Acceleration Shares set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such payments and the number of Delay Shares and Mandated Acceleration Shares are reasonable and will not constitute a penalty.

                  (B) In the event that the Company fails to pay any Monthly Delay Payment (or deliver Delay Shares, if applicable) within 5 business days of demand therefor, each Holder shall have the right but not the obligation to receive (for no additional consideration), and the Company shall have the obligation to deliver to the Holder upon Holder's demand, the Mandated Acceleration Shares on the terms set forth in Section 2(b)(i)(B) above.

         (vi) Cumulative Remedies. The Monthly Delay Payments, the Delay Shares and the Mandated Acceleration Shares provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms of the Investment Agreement, the Warrants and this Agreement, including without limitation the right to monetary contract damages and specific performance. Notwithstanding the foregoing, the Holders may not receive Mandated Acceleration Shares, pursuant to one or more subsections of this Section 2(b), in respect of more than the maximum Acceleration Number. Each Holder shall be entitled to specific performance of any and all obligations of the Company in connection with the registration rights of the Holders hereunder without the necessity of posting a bond or surety.

                  (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder(s) shall so advise the Company. Any such underwriting may only be administered by nationally or regionally recognized investment bankers reasonably satisfactory to the Company.

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                  (d) The Company shall enter into such customary agreements for secondary offerings (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities are to be sold in an underwritten offering:

         (i) make such representations and warranties to the Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

         (ii) cause to be delivered to the sellers of Registrable Securities and the underwriter or underwriters, if any, opinions of independent outside counsel to the Company, on and dated as of the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and within ninety (90) days following the end of each fiscal year thereafter, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Holders and the underwriter(s), if any, and their counsel and covering, without limitation, such matters as the due authorization and issuance of the securities being registered and compliance with securities laws by the Company in connection with the authorization, issuance and registration thereof and other matters that are customarily given to underwriters in underwritten offerings, addressed to the Holders and each underwriter, if any;

         (iii) cause to be delivered, immediately prior to the effectiveness of the Registration Statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), and at the beginning of each fiscal year following a year during which the Company's independent certified public accountants shall have reviewed any of the Company's books or records, a "comfort" letter from the Company's independent certified public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings; such accountants shall have undertaken in each such letter to update the same during each such fiscal year in which such books or records are being reviewed so that each such letter shall remain current, correct and complete throughout such fiscal year; and each such letter and update thereof, if any, shall be reasonably satisfactory to the Holders;

         (iv) if an underwriting agreement is entered into, the same shall include customary indemnification and contribution provisions to and from the underwriters and procedures for secondary underwritten offerings; and

         (v) deliver such documents and certificates as may be reasonably requested by the Holders of the Registrable Securities being sold or by the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any.

                  (e) The Company shall make available for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of the Company and review of any Registration Statement, all SEC Documents (as defined in the Investment Agreement) filed subsequent to the Closing, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement, provided that such parties agree to keep such information confidential.

                  (f) Subject to Section 2(b) above, the Company may suspend the use of any prospectus used in connection with the Registration Statement only in the event, and for such period of time as, such a suspension is required by the rules and regulations of the Commission. The Company will use its best efforts to cause such suspension to terminate at the earliest possible date.

                  (g) The Company shall file a Registration Statement with respect to any newly authorized and/or reserved Registrable Securities within five (5) business days of any stockholders or directors meeting formally authorizing same and shall use its best efforts to cause such Registration Statement to become effective within thirty (30) days of such stockholders meeting. If the Holders receive any Registrable Securities that were not already included in a Registration Statement, subsequent to the date such Registration Statement is declared effective, and the Company is unable under the securities laws to add such securities to the then effective Registration Statement, the Company shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly Registrable Securities. The Company shall use its best efforts to (i) cause any such additional Registration Statement, when filed, to become effective under the Securities Act, and (ii) keep such additional Registration Statement effective during the period described in Section 5 below and cause such Registration Statement to become effective within 30 days of that date that the need to file the Registration Statement arose. All of the registration rights and remedies under this Agreement shall apply to the registration of such newly reserved shares and such new Registrable Securities, including without limitation the provisions providing for default payments and mandatory redemptions contained herein.

                  3. Expenses of Registration. All Registration Expenses in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by the Company, and all Selling Expenses of a Holder shall be borne by such Holder.

                  4. Registration on Form S-3. The Company shall use its best efforts to remain qualified for registration on Form S-3 or any comparable or successor form or forms, or in the event that the Company is ineligible to use such form, such form as the Company is eligible to use under the Securities Act.

                  5. Registration Period. In the case of the registration effected by the Company pursuant to this Agreement, the Company will use its best efforts to keep such registration effective until the earlier of the third
(3rd) anniversary of the Closing Date or the date upon which such Registrable Securities including Warrant Shares, assuming a cashless exercise by the Holders thereof, may be sold freely and without limitation by the Holders under Rule 144(k) (provided that the Company's transfer agent has accepted an irrevocable instruction from the Company to such effect, a copy of which shall have been given and be reasonably acceptable to the Holders and their counsel). As long as any Registrable Securities are outstanding, the Company shall do all things necessary to make Rule 144 available to the Holders.

                  6. Indemnification.

                  (a) Company Indemnity. The Company will indemnify each Holder, each of its officers, directors, agents and partners, and each person controlling each of the foregoing, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages, expenses (including the costs of enforcing this provision) and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or any violation by the Company of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors, agents and partners, and each person controlling each of the foregoing, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein. The indemnity agreement contained in this Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be unreasonably withheld).

                  (b) Holder Indemnity. Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, agents and partners, and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which they were made, and will reimburse the Company and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities pursuant to the registration statement in question. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

                  (c) Procedure. Each party entitled to indemnification under this Section 6 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6 except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such non-privileged information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                  7. Contribution. If the indemnification provided for in
Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Holder.

                  In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

                  The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities pursuant to the registration statement in question or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  8. Survival. The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of the Company referred to in Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Investment Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

                  9. Information by Holders. Each Holder shall furnish to the Company such information regarding such Holder and the distribution and/or sale proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Investor shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder.

                  10. Replacement Certificates. The certificate(s) representing the shares Common Stock held by any Investor (or then Holder) may be exchanged by such Investor (or such Holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of shares or Common Stock, as reasonably requested by such Investor (or such Holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

                  11. Transfer or Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights granted to the Investors by the Company under this Agreement to cause the Company to register Registrable Securities may be transferred or assigned (in whole or in part) to a permitted transferee or assignee of Registrable Securities or Warrants, and all other rights granted to the Investors by the Company hereunder may be transferred or assigned to any such transferee or assignee; provided in each case that the Company must be given written notice by the such Investor at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees in writing to be bound by the registration provisions of this Agreement.

                  12. Miscellaneous.

                  (a) Remedies. The Company and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof without the necessity of posting a bond or surety, this being in addition to any other remedy to which any of them may be entitled by law or equity.

                  (b) Jurisdiction. EACH OF THE COMPANY AND EACH OF THE INVESTORS (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, THE NEW YORK STATE COURTS AND OTHER COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY AND THE INVESTORS CONSENT TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

                  (c) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing by facsimile, mail or personal delivery and shall be effective upon actual receipt of such notice. The addresses for such communications shall be:

                  to the Company:

                           Plato Learning, Inc.
                           1801 Nesbitt Avenue South
                           Bloomington, Minnesota  55439
                           Telephone:       (952) 832-1000
                           Facsimile:       (952) 832-1200
                           Attention:       Mr. John Murray

                  with a copy to:

                           Winston & Strawn
                           35 W. Wacker Drive
                           Chicago, IL  60610
                           Telephone:       (312) 558-5600
                           Facsimile:       (312) 558-5700
                           Attention:       Leland E. Hutchinson,Esq.


                  to the Investors:

                           Elliott Associates L.P.
                           712 Fifth Avenue, 36th Floor
                           New York, New York  10019
                           Telephone:       (212) 974-6000
                           Facsimile:       (212) 586-9457
                           Attention:       Mr. Brett Cohen

                           Westgate International, L.P.
                           c/o Elliott Management Corporation
                           712 Fifth Avenue, 36th Floor
                           New York, New York  10019
                           Telephone:       (212) 506-2999
                           Facsimile:       (212) 586-9467
                           Attention:       Mr. Brett Cohen

                  with copies to:

                           Kleinberg, Kaplan, Wolff & Cohen, P.C.
                           551 Fifth Avenue
                           New York, New York 10176
                           Telephone:       (212) 986-6000
                           Facsimile:       (212) 986-8866
                           Attention:       Christopher P. Davis, Esq.

Any party hereto may from time to time change its address for notices by giving at least five days' written notice of such changed address to the other parties hereto.

                  (d) Indemnity. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

                  (e) Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The representations and warranties and the agreements and covenants of the Company and each Investor contained herein shall survive the Closing.

                  (f) Execution in Counterpart. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

                  (g) Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Investors without their consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees to submit for reasonable review and comment a copy of any public announcement regarding the matters covered by this Agreement or any agreement or document executed herewith to the Investors and any public announcement including the name of the Investors to the Investors, prior to the publication of such announcements.

                  (h) Entire Agreement; Amendment. This Agreement, together with the Investment Agreement, the Warrants and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties, and may not be amended, modified or terminated except by a written agreement signed by the Company plus the Holders of two-thirds (2/3) of the Registrable Securities (as if all are Warrants were exercised).

                  (i) Governing Law. THIS AGREEMENT AND THE VALIDITY AND PERFORMANCE OF THE TERMS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE REGULATES THE COMPANY'S ISSUANCE OF SECURITIES.

                  (j) Titles. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  (k) Unconditional Obligation. The obligations of the Company hereunder are unconditional and no alleged claim against the Investors shall excuse the Company from its obligations hereunder (without prejudice to the Company's right to commence an action against the Investors to assert any such claims).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                PLATO LEARNING, INC.



                By:
                   -------------------------------------------------
                    Name:
                    Title:


       INVESTORS:

                ELLIOTT ASSOCIATES, L.P.
                By:  Elliott Capital Advisor
                     By:  Braxton Associates, Inc., as General Partners



                By:
                   -------------------------------------------------
                    Name:
                    Title:


                WESTGATE INTERNATIONAL, L.P.
                By:  ELLIOTT INTERNATIONAL CAPITAL
                      ADVISORS INC.
                      Attorney-in-Fact


                By:
                   -------------------------------------------------
                    Name:
                    Title:


                 SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT